As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333-179774

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERMEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4647021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington	98203-1264
(Address of Principal Executive Offices)	(Zip Code)

INTERMEC, INC. 2008 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Mary Brodd

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

(Name and address of agent for service)

(425) 348-2600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Intermec, Inc. (the “Company”) is filing this post-effective amendment to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-179774), filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2012 (the “Registration Statement”) with respect to 2,940,753 shares of the Registrant’s common stock, par value $0.01 per share (the “Company Common Stock”), registered for issuance under the Registrant’s 2008 Omnibus Incentive Plan.

Effective as of September 17, 2013, as contemplated by the Agreement and Plan of Merger, dated as of December 9, 2012, by and among the Company, Honeywell International Inc. (“Honeywell”), and Hawkeye Merger Sub Corp. (“Merger Sub”), a wholly owned subsidiary of Honeywell (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Honeywell (such transaction, the “Merger”).

As part of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all shares of Company Common Stock registered under the Registration Statement that remain unsold as of the effectiveness of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Intermec, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on September 17, 2013.

INTERMEC, INC.

By:	/s/ Yukio Morikubo
Name:	Yukio Morikubo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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